Exhibit 99.1

Contact Information: George C. Moore Executive Vice President & Acting Chief Financial Officer 414-643-3000

FOR IMMEDIATE RELEASE

REXNORD ANNOUNCES

PRESIDENT & CHIEF EXECUTIVE OFFICER’S APPOINTMENT

Milwaukee, WI, September 14, 2009 – RBS Global, Inc., the parent company of Rexnord LLC, announced today that Todd A. Adams, 38 years old, has been appointed President and Chief Executive Officer of RBS Global and Rexnord, and will be nominated for election as a member of the Board of Directors of RBS Global and Rexnord. Mr. Adams will succeed Robert A. Hitt who is leaving the company to pursue other interests.

Mr. Adams joined Rexnord in 2004 as Vice President, Treasurer & Director Financial Reporting. Since that time he has played an increasingly vital role across the company while assuming greater levels of responsibility leading to his appointment as Senior Vice President & Chief Financial Officer in 2008. He assumed additional responsibility earlier in 2009 as President of Rexnord’s Water Management platform. Prior to joining Rexnord, Mr. Adams held various senior financial roles with The Boeing Company, APW Limited, and Idex Corporation. He earned his Bachelor of Science Degree in Finance in 1993 from Eastern Illinois University, and is a certified public accountant.

George M. Sherman, Rexnord’s Chairman stated “I have worked with Todd for more than five years at Rexnord. His vision, business acumen, high level of expectation, passion for the Rexnord Business System and ability to execute have had a significant impact on the positive results of our company. In addition to Todd’s outstanding contributions as CFO, his recent experience running our Water Management Platform has demonstrated the leadership capability necessary to enable Rexnord to continue to outperform competition. He is surrounded by a very capable and experienced group of accomplished senior executives, and they have a talented team supporting them. I am highly confident in their ability to continue to evolve the company and maintain a sustainable competitive advantage in its served markets. I would like to wish Bob Hitt success in the future and thank him for his efforts and contributions in helping us achieve superior performance over the past seven years, and for his mentorship of Todd.”

Mr. Adams stated, “I am appreciative of the Board’s confidence in me to assume the responsibility to lead Rexnord into the future. Our company is financially strong, and strategically well-positioned to deliver industry leading growth and performance. I am delighted to be working with George and such a capable team of associates at Rexnord. Together we will focus on superior customer satisfaction through the on-going development of our high-performance culture, based on the Rexnord Business System and our core values, to deliver outstanding performance to our customers and shareholders.”

Page 2 of 2 September 14, 2009 REXNORD ANNOUNCES PRESIDENT & CHIEF EXECUTIVE OFFICER’S APPOINTMENT

George C. Moore, Executive Vice President, will assume the role of Acting Chief Financial Officer while an external search for a new CFO is completed. Mr. Moore was CFO of the company from 2006 to 2008.

About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of highly engineered power transmission and water management products. The Power Transmission Platform is a highly respected supplier of engineered products including industrial bearings, couplings, gears, modular conveyor belting, and industrial chain primarily serving a broad range of process and industrial industries worldwide. The company’s Water Management Platform is a leading producer of water and wastewater control products for the public waterworks and wastewater infrastructure, hydropower, industrial, commercial, and institutional building construction and retrofit markets.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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